Exhibit 99.1

FOR IMMEDIATE RELEASE
July 25, 2018
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2018 SECOND QUARTER EARNINGS OF $0.30 PER COMMON SHARE
Results Include 30% Year-Over-Year Increase in Earnings Per Common Share and 8% Year-Over-Year Increase in Tangible Book Value Per Share
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2018 second quarter of $355 million, an increase of 31% from the year-ago quarter. Earnings per common share for the 2018 second quarter were $0.30, up 30% from the year-ago quarter. Tangible book value per common share as of 2018 second quarter-end was $7.27, an 8% year-over-year increase. Return on average assets was 1.36%, return on average common equity was 13.2%, and return on average tangible common equity was 17.6%.
“Our second quarter results demonstrate high quality earnings driven by solid execution across the bank. We achieved or exceeded all of our long-term financial goals for the third quarter in a row, and remain on pace to deliver these goals on an annual basis, two years ahead of expectations,” said Steve Steinour, chairman, president, and CEO.
"As reflected by the 7% annualized growth in average commercial loans, the economies in our footprint continue to perform well, with strength across geographies, industries, and business stratifications. Average consumer loan growth was 9% annualized, driven by seasonal strength in our home lending and RV & marine lending businesses. Core deposit growth of 11% annualized more than fully funded the quarter’s loan growth, driven by our successful strategy to lock in fixed-rate certificates of deposit at attractive rates. We are encouraged by the outlook for continued loan and deposit growth in coming quarters. Our pipelines are steady, and customer sentiment remains strong."
Consistent with our 2018 CCAR capital plan, last week Huntington announced that the Board declared a quarterly cash dividend on the Company's common stock of $0.14 per share, a $0.03 per share, or 27%, increase compared with the prior quarter. The dividend is payable on October 1, 2018, to shareholders of record on September 17, 2018. Huntington also announced that the Board authorized the repurchase of up to $1.068 billion of common shares over the four quarters through the 2019 second quarter. Purchases of common stock under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase (ASR) programs. During the 2018 third quarter, the Company intends to enter into an ASR for approximately $400 million of common stock.
"We were pleased with the recent DFAST and CCAR stress test results which provided important industry comparisons, particularly through the independently-modeled cumulative loan losses. These results illustrated our strong earnings power and disciplined enterprise risk management," Steinour said. "We are allocating capital consistent with our stated priorities: to support continued organic growth, to increase our quarterly dividend, and to return additional capital to our owners via share repurchases. This year will represent the eighth consecutive year of increased dividends."

Specific 2018 Second Quarter Highlights:

•	Fully-taxable equivalent total revenue increased $45 million, or 4%, year-over-year

•	Fully-taxable equivalent net interest income increased $34 million, or 4%, year-over-year

•	Net interest margin of 3.29%, down 2 basis points from the year-ago quarter

•	Noninterest income increased $11 million, or 3%, year-over-year

•	Noninterest expense decreased $42 million, or 6%, year-over-year, as the year-ago quarter included $50 million of acquisition-related expense

•	Effective tax rate of 13.8%, down from 22.4% in the year-ago quarter, primarily reflecting federal tax reform

•	Average loans and leases increased $4.5 billion, or 7%, year-over-year, including a $3.4 billion, or 10%, increase in consumer loans and a $1.2 billion, or 3%, increase in commercial loans

•
Average core deposits increased $3.1 billion, or 4%, year-over-year, driven by a $1.7 billion, or 9%, increase in money market deposits and a $1.6 billion, or 77%, increase in core certificates of deposit

•	Net charge-offs equated to 0.16% of average loans and leases, representing the sixteenth consecutive quarter below the average through-the-cycle target range of 0.35% to 0.55%

•	Nonperforming asset ratio of 0.57%, down from 0.61% a year ago

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 10.53%, up from 9.88% a year ago and above our 9% to 10% operating guideline

•	Tangible common equity (TCE) ratio of 7.78%, up from 7.41% a year ago

•	Tangible book value per common share (TBVPS) increased $0.53, or 8%, year-over-year to $7.27

Table 1 – Earnings Performance Summary (GAAP)

	2018		2017
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$355	$326	$432	$275	$272
Diluted earnings per common share	0.30	0.28	0.37	0.23	0.23

Return on average assets	1.36%	1.27%	1.67%	1.08%	1.09%
Return on average common equity	13.2	13.0	17.0	10.5	10.6
Return on average tangible common equity	17.6	17.5	22.7	14.1	14.4
Net interest margin	3.29	3.30	3.30	3.29	3.31
Efficiency ratio	56.6	56.8	54.9	60.5	62.9

Tangible book value per common share	$7.27	$7.12	$6.97	$6.85	$6.74
Cash dividends declared per common share	0.11	0.11	0.11	0.08	0.08
Average diluted shares outstanding	1,123	1,125	1,130	1,106	1,109

Average earning assets	$96,363	$95,412	$93,937	$92,849	$91,728
Average loans and leases	71,887	70,484	68,940	68,276	67,345
Average core deposits	75,386	73,392	73,946	73,549	72,291

Tangible common equity / tangible assets ratio	7.78%	7.70%	7.34%	7.42%	7.41%
Common equity Tier 1 risk-based capital ratio	10.53	10.45	10.01	9.94	9.88

NCOs as a % of average loans and leases	0.16%	0.21%	0.24%	0.25%	0.21%
NAL ratio	0.52	0.54	0.50	0.49	0.54
ALLL as a % of total loans and leases	1.02	1.01	0.99	0.98	0.98
ACL as a % of total loans and leases	1.15	1.13	1.11	1.10	1.11
Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There were no Significant Items in the 2018 second quarter.
Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
June 30, 2018 – net income		$355	$0.30
• None	N/A	—	—
March 31, 2018 – net income		$326	$0.28
• None	N/A	—	—
December 31, 2017 – net income		$432	$0.37
• Federal tax reform-related estimated tax benefit (3)	N/A	123	0.11
September 30, 2017 – net income		$275	$0.23
• Merger and acquisition-related net expenses	$(31)	(20)	(0.02)
June 30, 2017 – net income		$272	$0.23
• Merger and acquisition-related net expenses	$(50)	(33)	(0.03)

(1)	Favorable (unfavorable) impact on net income.

(2)	EPS reflected on a fully diluted basis.

(3)	Represents the reasonable estimated impact of tax reform as of December 31, 2017. The estimate could be adjusted in future periods during the measurement period ending December 22, 2018.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Continued NIM Stability as Asset Sensitivity of Balance Sheet Offsets Declining Benefit From Purchase Accounting Accretion

	2018		2017
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$784	$770	$770	$758	$745	2%	5%
FTE adjustment	7	7	12	13	12	—	(42)
Net interest income - FTE	791	777	782	771	757	2	4
Noninterest income	336	314	340	330	325	7	3
Total revenue - FTE	$1,127	$1,091	$1,122	$1,101	$1,082	3%	4%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	4.07%	3.91%	3.83%	3.78%	3.75%	16	32
Total loans and leases	4.49	4.32	4.23	4.20	4.15	17	34
Total securities	2.71	2.62	2.64	2.55	2.55	9	16
Total interest-bearing liabilities	1.05	0.82	0.73	0.68	0.61	23	44
Total interest-bearing deposits	0.59	0.43	0.37	0.35	0.31	16	28

Net interest rate spread	3.02	3.09	3.10	3.10	3.14	(7)	(12)
Impact of noninterest-bearing funds on margin	0.27	0.21	0.20	0.19	0.17	6	10
Net interest margin	3.29%	3.30%	3.30%	3.29%	3.31%	(1)	(2)
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2018 second quarter increased $34 million, or 4%, from the 2017 second quarter. This reflected the benefit from the $4.6 billion, or 5%, increase in average earning assets, partially offset by a two basis point decrease in the FTE net interest margin (NIM) to 3.29%. Average earning asset growth reflected a $4.5 billion, or 7%, increase in average loans and leases. Average earning asset yields increased 32 basis points year-over-year, driven by a 34 basis point improvement in loan yields. Average funding costs increased 44 basis points, although interest-bearing deposit costs only increased 28 basis points. The cost of short-term borrowings and long-term debt increased 104 basis points and 126 basis points, respectively. Embedded within these yields and costs, FTE net interest income during the 2018 second quarter included $19 million, or approximately 8 basis points, of purchase accounting impact compared to $34 million, or approximately 15 basis points, in the year-ago quarter.
Compared to the 2018 first quarter, FTE net interest income increased $14 million, or 2%, primarily reflecting growth in average earning assets and the impact of day count. Average earning assets increased $1.0 billion, or 1%, sequentially, driven by a $1.4 billion or 2%, increase in average loans, partially offset by a $0.6 billion, or 2%, decrease in average securities. The NIM decreased 1 basis point. Average earning asset yields increased 16 basis points sequentially, driven by a 17 basis point increase in loan yields. Average funding costs increased 23 basis points, driven by higher cost of short-term borrowings (up 35 basis points) and long-term debt (up 83 basis points). Average interest-bearing deposit costs increased 16 basis points, while the benefit of noninterest-bearing funding improved 6 basis points. Day count negatively impacted the NIM by 1 basis point on a linked quarter basis. The purchase accounting impact on the net interest margin was approximately 8 basis points in the 2018 second quarter, unchanged from the prior quarter.

Table 4 – Average Earning Assets – Continued C&I Loan Growth Momentum Reflects Underlying Economic Strength of the Footprint

	2018		2017
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$28.9	$28.2	$27.4	$27.6	$28.0	2%	3%
Commercial real estate	7.4	7.3	7.2	7.2	7.1	—	4
Total commercial	36.2	35.6	34.6	34.9	35.1	2	3
Automobile	12.3	12.1	12.0	11.7	11.3	1	8
Home equity	9.9	10.0	10.0	10.0	10.0	(1)	—
Residential mortgage	9.6	9.2	8.8	8.4	8.0	5	21
RV and marine finance	2.7	2.5	2.4	2.3	2.0	7	31
Other consumer	1.2	1.1	1.1	1.0	1.0	4	18
Total consumer	35.7	34.9	34.3	33.4	32.3	2	10
Total loans and leases	71.9	70.5	68.9	68.3	67.3	2	7
Total securities	23.8	24.4	24.3	23.8	23.8	(2)	—
Held-for-sale and other earning assets	0.7	0.6	0.7	0.8	0.6	24	12
Total earning assets	$96.4	$95.4	$93.9	$92.8	$91.7	1%	5%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2018 second quarter increased $4.6 billion, or 5%, from the year-ago quarter, primarily reflecting a $4.5 billion, or 7%, increase in average loans and leases. Average residential mortgage loans increased $1.6 billion, or 21%, driven by an increase in lending officers and expansion into the Chicago market. Average automobile loans increased $0.9 billion, or 8%, driven by $6.2 billion of new production over the past year. Average commercial and industrial (C&I) loans increased $0.9 billion, or 3%, reflecting growth in middle market, asset finance, energy, and corporate banking. Average RV and marine finance loans increased $0.6 billion, or 31%, reflecting the success of the well-managed expansion of the acquired business into 17 new states over the past two years.
Compared to the 2018 first quarter, average earning assets increased $1.0 billion, or 1%, reflecting the $1.4 billion, or 2%, increase in average loans and leases. Average C&I loans increased $0.6 billion, or 2%, reflecting broad-based growth in middle market, asset finance, energy, and specialty. Average residential mortgage loans increased $0.5 billion, or 5%, driven by seasonality and the expansion of our home lending business. Average securities decreased $0.6 billion, or 2%, primarily due to runoff in the portfolio.

Table 5 – Average Liabilities – Money Market, Interest-bearing Demand Deposits, and CDs Drive Year-Over-Year Core Deposit Growth

	2018		2017
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$20.4	$20.6	$21.7	$21.7	$21.6	(1)%	(6)%
Demand deposits - interest-bearing	19.1	18.6	18.2	17.9	17.4	3	10
Total demand deposits	39.5	39.2	39.9	39.6	39.0	1	1
Money market deposits	20.9	20.7	20.7	20.3	19.2	1	9
Savings and other domestic deposits	11.1	11.2	11.3	11.6	11.9	(1)	(6)
Core certificates of deposit	3.8	2.3	1.9	2.0	2.1	65	77
Total core deposits	75.4	73.4	73.8	73.5	72.2	3	4
Other domestic deposits of $250,000 or more	0.2	0.2	0.4	0.4	0.5	(2)	(49)
Brokered deposits and negotiable CDs	3.7	3.3	3.4	3.6	3.8	11	(3)
Total deposits	$79.3	$76.9	$77.6	$77.5	$76.5	3%	4%

Short-term borrowings	$3.1	$5.2	$2.8	$2.4	$2.7	(41)%	15%
Long-term debt	9.2	9.0	9.2	8.9	8.7	3	6
Total debt	$12.3	$14.2	$12.0	$11.3	$11.4	(13)%	8%

Total interest-bearing liabilities	$71.2	$70.6	$68.1	$67.2	$66.4	1%	7%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities increased $4.8 billion, or 7%, from the year-ago quarter. Average total deposits for the 2018 second quarter increased $2.7 billion, or 4%, from the year-ago quarter, while average total core deposits increased $3.1 billion, or 4%. Average money market deposits increased $1.7 billion, or 9%, primarily reflecting growth in certain specialty commercial deposits and continued shifting commercial customer preferences for higher yielding deposit products. Average core certificates of deposit (CDs) increased $1.6 billion, or 77%, reflecting initiatives to grow fixed-rate, term consumer deposits in light of the rising interest rate environment. Average demand deposits increased $0.5 billion, or 1%, primarily driven by a $0.3 billion, or 1%, increase in average commercial demand deposits. Average long-term debt increased $0.5 billion, or 6%, reflecting the issuance of $2.0 billion and maturity of $1.3 billion of senior debt over the past four quarters. Partially offsetting these increases, average savings and other domestic deposits decreased $0.7 billion, or 6%, reflecting consumer customer migration into higher yielding deposit products, such as money market and CDs.
Compared to the 2018 first quarter, average total core deposits increased $2.0 billion, or 3%, primarily reflecting a $1.5 billion, or 65%, increase in average core CDs. Average demand deposits increased $0.3 billion, or 1%, primarily driven by a $0.2 billion, or 2%, increase in average consumer demand deposits. Average short-term borrowings decreased $2.1 billion, or 41%, as continued growth in core deposits reduced reliance on wholesale funding.

Noninterest Income
Table 6 – Noninterest Income – OCR Strategy Continues to Drive Noninterest Income Growth

	2018		2017
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$91	$86	$91	$91	$88	6%	3%
Cards and payment processing income	56	53	53	54	52	6	8
Trust and investment management services	42	44	41	39	37	(5)	14
Mortgage banking income	28	26	33	34	32	8	(13)
Insurance income	21	21	21	18	22	—	(5)
Capital markets fees	21	19	23	22	17	11	24
Bank owned life insurance income	17	15	18	16	15	13	13
Gain on sale of loans	15	8	17	14	12	88	25
Securities gains (losses)	—	—	(4)	—	—	NM	NM
Other income	45	42	47	42	50	7	(10)
Total noninterest income	$336	$314	$340	$330	$325	7%	3%
See Pages 10-11 of Quarterly Financial Supplement for additional detail.
Reported noninterest income for the 2018 second quarter increased $11 million, or 3%, from the year-ago quarter, reflecting ongoing household / relationship acquisition and execution of our Optimal Customer Relationship (OCR) strategy. Trust and investment management services increased $5 million, or 14%, reflecting strong equity market performance. Other income decreased $5 million, or 10%, primarily reflecting a $3 million unfavorable Visa Class B derivative fair value adjustment.
Compared to the 2018 first quarter, reported noninterest income increased $22 million, or 7%. Gain on sale of loans increased $7 million, or 88%, reflecting $5 million of gains on the sale of asset finance leases and the seasonal increase in SBA loan sales. Service charges on deposit accounts increased $5 million, or 6%, primarily reflecting seasonality in consumer service charges.

Noninterest Expense (see Basis of Presentation)
Table 7 – Noninterest Expense (GAAP) – Seasonality Drives Linked Quarter Increase in Overhead

	2018		2017
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$396	$376	$373	$377	$392	5%	1%
Outside data processing and other services	69	73	71	80	75	(5)	(8)
Net occupancy	35	41	36	55	53	(15)	(34)
Equipment	38	40	36	45	43	(5)	(12)
Deposit and other insurance expense	18	18	19	19	20	—	(10)
Professional services	15	11	18	15	18	36	(17)
Marketing	18	8	10	17	19	125	(5)
Amortization of intangibles	13	14	14	14	14	(7)	(7)
Other expense	50	52	56	58	60	(4)	(17)
Total noninterest expense	$652	$633	$633	$680	$694	3%	(6)%
(in thousands)
Average full-time equivalent employees	15.7	15.6	15.4	15.5	15.9	1%	(1)%
Table 8 - Impacts of Significant Items

	2018		2017
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$—	$—	$4	$18
Outside data processing and other services	—	—	—	4	6
Net occupancy	—	—	—	14	14
Equipment	—	—	—	6	4
Deposit and other insurance expense	—	—	—	—	—
Professional services	—	—	—	2	4
Marketing	—	—	—	—	—
Amortization of intangibles	—	—	—	—	—
Other expense	—	—	—	—	4
Total noninterest expense	$—	$—	$—	$30	$50

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2018		2017
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$396	$376	$373	$373	$374	5%	6%
Outside data processing and other services	69	73	71	76	69	(5)	—
Net occupancy	35	41	36	41	39	(15)	(10)
Equipment	38	40	36	39	39	(5)	(3)
Deposit and other insurance expense	18	18	19	19	20	—	(10)
Professional services	15	11	18	13	14	36	7
Marketing	18	8	10	17	19	125	(5)
Amortization of intangibles	13	14	14	14	14	(7)	(7)
Other expense	50	52	56	58	56	(4)	(11)
Total noninterest expense	$652	$633	$633	$650	$644	3%	1%
See Page 10 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2018 second quarter decreased $42 million, or 6%, from the year-ago quarter, primarily reflecting the $50 million of acquisition-related Significant Items in the year-ago quarter. Personnel costs increased $4 million, or 1%, primarily reflecting increased incentive compensation and benefits costs, partially offset by an $18 million decrease in acquisition-related Significant Items. Other expense decreased $10 million, or 17%, primarily reflecting a decrease in franchise taxes and acquisition-related Significant Items in the year-ago quarter.
Reported noninterest expense increased $19 million, or 3%, from the 2018 first quarter. Personnel costs increased $20 million, or 5%, reflecting the implementation of annual merit increases and grant of annual long-term equity incentive compensation, both in May. Marketing expense increased $10 million, or 125%, reflecting the timing of marketing campaigns and deposit promotions. Net occupancy expense decreased $6 million, or 15%, due to seasonality.

Credit Quality
Table 10 – Credit Quality Metrics – NCOs and NALs Remain Near Cyclical Lows

	2018		2017
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$378	$383	$349	$338	$364
Total other real estate	28	30	33	42	44
Other NPAs (1)	6	7	7	7	7
Total nonperforming assets	412	420	389	387	415
Accruing loans and leases past due 90 days or more	132	106	115	119	136
NPAs + accruing loans and lease past due 90 days or more	$544	$526	$504	$506	$551

NAL ratio (2)	0.52%	0.54%	0.50%	0.49%	0.54%
NPA ratio (3)	0.57	0.59	0.55	0.56	0.61
(NPAs+90 days)/(Loans+OREO)	0.75	0.74	0.72	0.74	0.81

Provision for loan and leases losses	$48	$68	$57	$50	$31
Provision for unfunded loan commitments & letters of credit losses	8	(2)	8	(6)	(7)
Provision for credit losses	$56	$66	$65	$43	$25

Net charge-offs	28	38	41	43	36
Net charge-offs / Average total loans	0.16%	0.21%	0.24%	0.25%	0.21%

Allowance for loans and lease losses	$741	$721	$691	$675	$668
Allowance for unfunded loan commitments and letters of credit	93	85	87	79	85
Allowance for credit losses (ACL)	$834	$806	$778	$754	$753

ALLL as a % of:
Total loans and leases	1.02%	1.01%	0.99%	0.98%	0.98%
NALs	197	188	198	200	183
NPAs	180	172	178	175	161

ACL as a % of:
Total loans and leases	1.15%	1.13%	1.11%	1.10%	1.11%

(1)	Other nonperforming assets include certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and other real estate.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Overall asset quality performance remained strong. The consumer portfolio metrics continue to reflect the expected results associated with our focus on high quality borrowers.  The commercial portfolios have performed consistently, with some quarter to quarter volatility as a result of the absolute low level of problem loans.
Nonaccrual loans and leases (NALs) increased $14 million, or 4%, from the year-ago quarter to $378 million, or 0.52% of total loans and leases. The year-over-year increase was centered in the Commercial portfolio, with a slight decline evident across the consumer portfolios.  The increase in the commercial portfolio was not centered in any geography or industry.  A $16 million decline in OREO balances more than offset the increase in NALs, resulting in a $3 million, or 1%, year-over-year decrease in nonperforming assets (NPAs) to $412 million, or 0.57% of total loans and leases and OREO.  The decline in OREO assets reflected reductions in both commercial and residential properties. On a linked quarter basis, NALs decreased $5 million, or 1%, while NPAs decreased $8 million, or 2%.
The provision for credit losses increased $31 million year-over-year to $56 million in the 2018 second quarter. Net charge-offs (NCOs) decreased $8 million to $28 million. NCOs represented an annualized 0.16% of average loans and leases in the current quarter, down from 0.21% in both the prior and year-ago quarters. NCOs were better across the portfolio in the 2018 second quarter, with Home Equity, Auto, and Other Consumer showing particularly positive seasonal results.  We continue to be pleased with the net charge-off performance within each portfolio and in total.
The allowance for loan and lease losses (ALLL) as a percentage of total loans and leases remained relatively stable at 1.02% compared to 0.98% a year ago, while the ALLL as a percentage of period-end total NALs increased to 197% from 183% over the same period. The increase in the ALLL is primarily the result of loan growth and the continued migration of the acquired loan portfolio into the originated portfolio. The allowance for credit losses (ACL) as a percentage of total loans and leases remained relatively stable at 1.15% compared to 1.11% a year ago, while the ACL as a percentage of period-end total NALs increased to 221% from 207% over the same period. In addition to the ALLL contribution, the ACL increased primarily as the result of increased expectations on future line utilization within our commercial portfolio. We believe the level of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 11 – Capital Ratios – Capital Ratios Above Targeted Ranges, Support Increased Capital Return

	2018		2017
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	7.78%	7.70%	7.34%	7.42%	7.41%
Common equity tier 1 risk-based capital ratio (1)	10.53%	10.45%	10.01%	9.94%	9.88%
Regulatory Tier 1 risk-based capital ratio (1)	11.99%	11.94%	11.34%	11.30%	11.24%
Regulatory Total risk-based capital ratio (1)	13.97%	13.92%	13.39%	13.39%	13.33%
Total risk-weighted assets (1)	$83.0	$81.4	$80.3	$78.6	$78.4

(1)	Figures are estimated and are presented on a Basel III standardized approach basis.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.78% at June 30, 2018, up 37 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.53% at June 30, 2018, up from 9.88% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.99% compared to 11.24% at June 30, 2017.
The Company did not repurchase any common stock during the 2018 second quarter. Under the 2017 CCAR capital plan executed over the past four quarters, the Company repurchased $308 million of common stock at an average cost of $13.71 per share. In addition, during the 2018 first quarter, $363 million of 8.5% Series A preferred equity was converted into common equity, and subsequently $500 million of 5.7% Series E preferred equity was issued.

Income Taxes
The provision for income taxes was $57 million in the 2018 second quarter compared to $79 million in the 2017 second quarter. The effective tax rates for the 2018 second quarter and 2017 second quarter were 13.8% and 22.4%, respectively. The 2018 second quarter and 2017 second quarter included $5 million and $7 million, respectively, of tax benefits related to stock-based compensation.
At June 30, 2018, we had a net federal deferred tax liability of $141 million and a net state deferred tax asset of $24 million.

Expectations - 2018
Full-year revenues are expected to increase approximately 5% to 6%, while full-year noninterest expense is expected to decrease approximately 3% to 4%. The full-year NIM is expected to expand 2-4 basis points, as core NIM expansion more than offsets the anticipated reduction in the benefit of purchase accounting. The 2018 efficiency ratio is expected to approximate 55.5% to 56.5%.
Average loans and leases are expected to increase approximately 5.5% to 6.5% on an annual basis. Average total deposits are expected to increase approximately 3.5% to 4.5%, while average core deposits are expected to increase 4.5% to 5.5%. While pipelines are steady and customer sentiment remains strong, some of our customers are monitoring international trade agreements and tariffs that could have a dampening effect on economic growth.
Asset quality metrics are expected to remain better than our average through-the-cycle target ranges, with some moderate quarterly volatility.
The effective tax rate for the remainder of 2018 is expected to be in the range of 15.5% to 16.5%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 25, 2018, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13680951. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through August 3, 2018 at (877) 660-6853 or (201) 612-7415; conference ID #13680951.
Please see the 2018 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,             http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $105 billion of assets and a network of 968 branches and 1,831 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents we file with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2017 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

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